Exhibit 5.1

Dykema Gossett PLLC 39577 Woodward Avenue Suite 300 Bloomfield Hills, MI 48304 WWW.DYKEMA.COM Tel: (248) 203-0700 Fax: (248) 203-0763
D. Richard McDonald Direct Dial: 248-203-0859 Direct Fax: 248-203-0763 Email: DRMcDonald@dykema.com

May 20, 2015

Penske Automotive Group, Inc.
2555 Telegraph Road
Bloomfield Hills, Michigan 48302

Ladies and Gentlemen:

We are acting as counsel for Penske Automotive , Inc., a Delaware corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 4,000,000 shares of voting common stock, par value $0.0001 per share, of the Company (the “Shares”) to be issued under the Penske Automotive Group 2015 Equity Incentive Plan (the “Plan”).

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of (i) the Plan, (ii) the Company’s certificate of incorporation and bylaws, as amended to date, and (iii) all relevant actions of the Company’s board of directors recorded in the Company’s minute book.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued, delivered, vested and sold in accordance with the terms of the Plan and the terms of any agreement relating to any of the Shares, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

DYKEMA GOSSETT PLLC

/s/ Dykema Gossett PLLC

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